Exhibit 99.1

FOR IMMEDIATE RELEASE

Armstrong Flooring Welcomes Michael W. Malone to its Board of Directors

LANCASTER, PA (October 3, 2016) — Armstrong Flooring, Inc. (NYSE: AFI) today announced the appointment of Michael W. Malone to its board of directors, effective October 1, 2016. The board also appointed Mr. Malone to its Audit Committee.

Mr. Malone served more than 30 years at Polaris Industries Inc. (NYSE: PII, “Polaris”), most recently as Vice President, Finance and Chief Financial Officer from January 1997 through July 2015, retiring from the company in March 2016. From January 1997 to January 2010, he also served as Corporate Secretary of Polaris. Mr. Malone was Vice President and Treasurer of Polaris from December 1994 to January 1997 and was Chief Financial Officer and Treasurer of the predecessor company of Polaris from January 1993 to December 1994. He joined Polaris in 1984 after four years with Arthur Andersen LLP. Since 2011, Mr. Malone has served as a member of the board of directors of Don Stevens LLC, a privately held regional distributor of commercial HVAC and refrigeration equipment.

“We are pleased to welcome Mike to our board of directors and look forward to working with him,” said Larry McWilliams, chairman of the board of directors. “He brings with him a depth and breadth of global corporate finance experience and unwavering integrity, which will serve our board and our company well.”

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 4,000 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

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